Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Inland Residential Property Trust, Inc.:

We consent to the use of our report dated May 14, 2015, with respect to the consolidated balance sheets of Inland Residential Properties Trust, Inc. and subsidiary, as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholder’s equity, and cash flows for the year ended December 31, 2014, and the period December 19, 2013 (inception) to December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in Post-Effective Amendment No. 5 to the registration statement on Form S-11 (registration number 333-199129) of Inland Residential Properties Trust, Inc.

/s/ KPMG LLP

Chicago, Illinois

November 6, 2015